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                                                              Exhibit 10(a)(vii)


H. J. HEINZ COMPANY

EXECUTIVE DEFERRED COMPENSATION PLAN
(AS AMENDED AND RESTATED)



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CONTENTS

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                                                                         PAGE

ARTICLE 1         EFFECTIVE DATE AND PURPOSE                                1

ARTICLE 2         ADMINISTRATION                                            1

ARTICLE 3         ELIGIBILITY AND PARTICIPATION                             2

ARTICLE 4         ELECTIVE DEFERRALS                                        3

ARTICLE 5         NONELECTIVE DEFERRALS                                     6

ARTICLE 6         DEFERRED COMPENSATION ACCOUNTS                            8

ARTICLE 7         RIGHTS OF PARTICIPANTS                                   11

ARTICLE 8         WITHHOLDING OF TAXES                                     11

ARTICLE 9         AMENDMENT AND TERMINATION                                11

ARTICLE 10        MISCELLANEOUS                                            12



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H. J. HEINZ COMPANY
EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE 1. EFFECTIVE DATE AND PURPOSE

1.1 Effective Date. H. J. Heinz Company (the "Company") established the "H. J. Heinz Company Executive Deferred Compensation Plan" (the "Plan") effective as of June 8, 1994. The Plan was amended and restated effective as of January 1, 1998. On September 12, 2000, the Plan was again amended and restated as described herein.

1.2 Purpose. The Plan is a deferred compensation plan for key employees the primary purpose of which is to provide certain key employees of the Company, its subsidiaries, and affiliates with deferred cash awards and the opportunity to voluntarily defer a portion of their compensation, in each case subject to the terms of the Plan. By adopting the Plan, the Company desires to enhance its ability to attract and retain employees of outstanding competence.

ARTICLE 2. ADMINISTRATION

2.1 The Committee. The Plan shall be administered by the Management Development and Compensation Committee of the Board of Directors of the Company or any other successor Committee appointed by the Board (the "Committee"). The members of the Committee shall be appointed by, and shall serve at the discretion of, the Board.

2.2 Authority of the Committee. Except as limited by law or by the Company's Articles of Incorporation or Bylaws, and subject to the provisions herein, the Committee shall have authority to select eligible employees of the Company for participation in the Plan; determine the terms and conditions of each employee's participation in the Plan; select the recipients of deferred cash awards and determine the amounts and terms of such awards; interpret the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and, subject to Article 8 herein, amend the terms and conditions of the Plan and any agreement entered into under the Plan. Further, the Committee shall make all other determination which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate any of its authority granted under the Plan to such other person or entity it deems appropriate, including but not limited to, senior management of the Company.

2.3 Guidelines. Subject to the provisions herein, the Committee may adopt written guidelines for the implementation and administration of the Plan.

2.4 Decisions Binding. All determinations and decisions of the Committee arising under the Plan shall be final, binding, and conclusive upon all parties.



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ARTICLE 3. ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. Subject to Section 3.2, Employees eligible to be selected to participate in the Plan in any fiscal year of the Company (hereinafter, a "Year") including full-time, salaried employees of the Company, its subsidiaries, and affiliates who are key employees, as determined by the Committee in its sole discretion.

3.2 Limitation on Eligibility. It is the intent of the Company that the Plan qualify for treatment as a "top hat" plan under the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor Act thereto ("ERISA"). Accordingly, to the extent required by ERISA to obtain such "top hat" treatment, eligibility shall be extended only to those executives who comprise a select group of management or highly compensated employees. Further, the Committee may place such additional limitations on eligibility as it deems necessary and appropriate under the circumstances.

3.3 Participation. Participation in the Plan shall be determined annually by the Committee based upon the criteria set forth in Sections 3.1 and 3.2 herein. An employee who is chosen to participate in the Plan in any Year (a "Participant") shall be so notified in writing. In the event a Participant selected to participate in the Plan on an elective basis no longer meets the criteria for participation, such Participant shall become an inactive Participant, retaining all the rights described under the Plan, except the right to make any further deferrals, until such time that the Participant again becomes an active Participant.

3.4 Partial Year Eligibility. In the event that an employee first becomes eligible to participate in the Plan on an elective basis during a Year, such employee shall, within thirty (30) calendar days of becoming eligible, be notified by the Company of his or her eligibility to participate, and the Company shall provide each such employee with an Election Form, which must be completed by the employee as provided in Section 4.2 herein.

3.5 No Right to Participate. No employee shall have the right to be selected as a Participant, or having been so selected for any given Year, to be selected again as a Participant for any other Year.




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ARTICLE 4. ELECTIVE DEFERRALS

4.1 Amount Which May Be Deferred. A Participant may elect to defer, in any Year, up to one hundred percent (100%) of eligible components of Compensation, including, but not limited to, Salary, Bonus, Long-Term Awards and Discretionary Awards, all as defined herein; provided, however, that the Committee shall have sole discretion to designate which components of Compensation are eligible for deferral elections under the Plan in any given Year. In addition, the Committee may, in its sole discretion, designate the minimum amount or increments of any single eligible component of Compensation which may be deferred in any Year or establish any other limitations as it deems appropriate in any Year. The following definitions shall apply for purposes of this Plan:

         (a) "Salary" means all regular, basic wages, before reduction for amounts deferred pursuant to the Plan or any other plan of the Company, payable in cash to a Participant for services to be rendered, exclusive of any Bonus, Long-Term Awards, other special fees, awards, or incentive compensation, allowances, or amounts designated by the Company as payment toward or reimbursement of expenses.

         (b) "Bonus" means any incentive award based on an assessment of performance, payable by the Company to a Participant with respect to the Participant's services during a Year, including, but not limited to, amounts awarded under the Company's Incentive Compensation Plan; provided, however, that for purposes of the Plan, "Bonus" shall not include incentive awards which relate to a period exceeding one (1) Year.

         (c) "Long-Term Award" means any cash award payable to a Participant pursuant to a Company program which establishes incentive award opportunities which are contingent upon performance which is measured over periods greater than one (1) Year.

         (d) "Discretionary Award" means any cash award payable to a Participant not described above.

         (e) "Compensation" means the gross Salary, Bonus, Long-Term Awards, Discretionary Awards, and any other payments eligible for deferral under the Plan, which are payable to a Participant with respect to services performed during a Year.

4.2 Time of Deferral Election. An election to defer a component of Compensation permitted by the Committee to be deferred by a Participant under the Plan shall be given effect in accordance with the following timing rules:



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         (a) An election to defer Salary shall apply only to Salary which is earned for payroll periods beginning after a properly executed Election Form has been filed with the Committee.

         (b) An election to defer Bonus for any Year shall apply only if a properly executed Election Form has been filed with the Committee before the end of the calendar year ending within such Year.

         (c) An election to defer "Long-Term Award" must be made on or before the end of the Year preceding the final Year of the applicable multi-year award period.

4.3 Content of Deferral Election. All deferral elections shall be irrevocable, and shall be made on an Election Form, as described herein. Participants shall make following irrevocable elections on each Election Form:

         (a) The amount to be deferred with respect to each eligible component of Compensation for the Year,

         (b) The length of the deferral period with respect to each eligible component of Compensation, pursuant to the terms of Section 4.4 herein; and

         (c) The form of payment to be made to the Participant at the end of the deferral period(s), pursuant to the terms of Section 4.5 herein.

Notwithstanding the amounts requested to be deferred pursuant to Subparagraph
(a) above, the limits on deferrals determined under Section 4.1 herein shall apply to the requested deferrals each Year.

4.4 Length of Deferral. The deferral periods elected by each Participant with respect to deferrals of Compensation for any Year shall be at least equal to one
(1) year following the end of the Year in which the Compensation is earned, and shall be no greater than the date of retirement or other termination of employment, whichever is earlier. However, notwithstanding the deferral periods elected by a Participant pursuant to Section 4.3(b) or the form of payment in effect under Section 4.3(c), payment of deferred amounts and accumulated interest thereon may be made to the Participant in a single lump sum in the event the Participant's employment with the Company is terminated by reason of death or, at the election of the Participant, total disability, as defined in the Company's Long-Term Disability Plan, at any time prior to full payment of deferred amounts and interest thereon. Such payment shall be made immediately following termination of the Participant's employment, or as soon thereafter as practicable.

4.5 Payment of Deferred Amounts. Participants shall be entitled to elect to receive payment of deferred amounts, together with interest earned thereon, at the end of the



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deferral period in a single lump sum cash payment, by means of installments, or in such other format approved by the Committee.

         (a) Lump Sum Payment. Such payment shall be made in cash within thirty
         (30) calendar days of the date specified by the Participant as the date for payment of deferred Compensation as described in Section 4.3 and
         4.4 hereof, or as soon thereafter as practicable.

         (b) Installment Payments. Participants may elect payout in installments, with a minimum number of installments of two (2) and a maximum of ten (10). The initial payment shall be made in cash within thirty (30) calendar days after the commencement date selected by the Participant pursuant to Sections 4.3 and 4.4 hereof, or as soon thereafter as practicable. The remaining installment payments shall be made in cash each year thereafter, until the Participant's entire deferred compensation account has been paid. Earnings shall accrue on the deferred amounts in the Participant's deferred compensation account, as provided in Section 6.2 of this Plan. The amount of each installment payment shall be equal to the balance remaining in the Participant's deferred compensation account immediately prior to each such payment, multiplied by a fraction, the numerator of which is one
         (1), and the denominator of which is the number of installment payments remaining.

         (c) Alternative Payment Schedule. A Participant may submit an alternate payment schedule to the Committee for approval; provided, however, that no such alternate payment schedule shall be permitted unless approved by the Committee.

4.6 Financial Hardship. The Committee shall have the authority to alter the timing or manner of payment of deferred amounts in the event that the Participant establishes, to the satisfaction of the Committee, severe financial hardship. In such event, the Committee may, in its sole discretion:

         (a) Authorize the cessation of deferrals by such Participant under the Plan, or

         (b) Provide that all or a portion of the amount previously deferred by the Participant shall immediately be paid in a lump-sum cash payment; or

         (c) Provide that all or a portion of the installments payable over a period of time shall immediately be paid in a lump-sum cash payment; or

         (d) Provide for such other installment payment schedule as deemed appropriate by the Committee under the circumstances.



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For purposes of this Section 4.6, "severe financial hardship" shall be determined by the Committee, in its sole discretion, in accordance with all applicable laws. The Committee's decision with respect to the severity of financial hardship and the manner in which, if at all, the Participant's future deferral opportunities shall be ceased, and/or the manner in which, if at all, the payment of deferred amounts of the Participant shall be altered or modified shall be final, conclusive, and not subject to appeal. Earnings will be credited in accordance with Article 6 up to the date of distribution.

ARTICLE 5. NONELECTIVE DEFERRALS

5.1 Deferred Cash Awards. The Committee may, at its discretion during any Year, make deferred cash awards on behalf of designated Participants, subject to the vesting as provided under Section 5.3, in amounts in the aggregate not to exceed 50% of the total amounts awarded under the Company's Incentive Compensation Plan during the prior Year.

5.2 Deferred Period. The period of time during which each such award shall be deferred shall be as specified by the Committee.

5.3 Vesting Requirements. The Committee at the time of granting a deferred cash award under this Article 5 may, at its discretion, impose vesting requirements with respect to such award pursuant to which all or a portion of such award may be forfeited under conditions specified by the Committee. Notwithstanding the imposition of vesting requirements with respect to any award, the entire amount of such award and any additions thereto pursuant to Section 6.5 shall become 100% vested and nonforfeitable upon the occurrence of a Change in Control as defined in Section 5.4.

5.4 Change in Control. The term "Change in Control" shall mean any of the following events:

         (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or by any Subsidiary (as hereinafter defined) (ii) the Company or any Subsidiary, or (iii) any Person in connection with a transaction described in paragraph (c) below.



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         "Subsidiary" shall mean any corporation with respect to which the
         Company owns, directly or indirectly through a Subsidiary, at least 50% of the total combined voting power of all classes of stock.

         (b) The individuals who, as of May 1, 2000, are members of the Board of Directors of the Company (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Board of Directors; provided, however, that if the election, or nomination for election by the Company's shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Consent" (as described in Rule 14a-11 promulgated under the Exchange
         Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

         (c) A merger, consolidation or reorganization involving the Company or a Subsidiary, unless

                  (1) the Voting Securities of the Company, immediately before such merger, consolidation or reorganization, continue immediately following such merger, consolidation or reorganization to represent, either by remaining outstanding or by being converted into voting securities of the surviving corporation resulting from such merger, consolidation or reorganization or its parent (the "Surviving Corporation"), at least 60% of the combined voting power of the outstanding voting securities of the Surviving Corporation;

                  (2) the individuals who were members of the Incumbent Board immediately before the execution of the agreement providing for such merger, consolidation or reorganization constitute more than one-half of the members of the board of directors of the Surviving Corporation; and

                  (3) no person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any Person who, immediately before such merger, consolidation or reorganization had Beneficial Ownership of 15% or more of the then outstanding Voting Securities) has Beneficial Ownership of 15% or more of the combined voting power of the Surviving Corporation's then outstanding voting securities.

                  (4) A complete liquidation or dissolution of the Company; or



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                  (5) Approval by stockholders of the Company of an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any additional voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

ARTICLE 6. DEFERRED COMPENSATION ACCOUNTS

6.1 Participant Accounts. The Company shall establish and maintain an individual bookkeeping account ("Participant Account") in the name of each Participant by or on behalf of whom deferrals have been made under Article 4 or Article 5 hereof. Each Participant Account shall have a subaccount (the "Elective Account") for elective deferrals under Article 4 which shall be credited with each amount deferred under Article 4 as of the date that such amount otherwise would have become due and payable to the Participant. Each Participant Account established for a Participant on whose behalf an award has been made under
Article 5 shall have a separate subaccount ("Nonelective Account") which shall be credited with each such award as of the effective date of such award as determined by the Committee.

6.2 Earnings. The Participant's Elective Account shall be credited with earnings commencing on the date the Elective Account first has a positive balance. The earnings credit shall be based on the performance of the hypothetical investments described in Section 6.3 made available by the Committee from time to time, as selected by the Participant in accordance with the rules of Section
6.4. The value of the deferred compensation benefits paid under this Plan shall depend on the earnings credited to the Elective Account, based on the Participant's selections from among the investment alternatives. There shall be no guaranteed rate of return on the Elective Account under this Plan. Nothing contained herein shall require the Company to invest the deferred amounts in any actual investments. Earnings credited on deferred amounts shall be paid out to Participants at the same time and in the same manner as the underlying deferred amounts.

6.3 Hypothetical Investment Choices. The Committee from time to time may make available any or all of the following hypothetical investments:



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         (a) Interest-Bearing Cash Account. A Participant's Elective Account
         shall be credited on the last day of each calendar quarter, with interest computed on the average balance in the Account during such quarter at the rate selected by the Committee and announced to Participants from time to time.

         (b) H.J. Heinz Capital Stock Account. Amounts credited to the Participant's Elective Account shall be restated in the form of "stock units" and adjusted from time to time in accordance with the following rules:

                  (1) The number of units initially credited shall be determined by dividing the dollar amount to be credited to the Account by a unit value equal to the average of the high and the low trading price of one share of the Company's common stock on the day that the Compensation would have been paid but for the deferral, except that in the case of a deferral of any "Bonus" or "Long-Term Award" as defined in Section 4.1(b) and (c) respectively, such day shall be the day the Committee approves the amount of the award.

                  (2) The Participant's Elective Account will also be credited with additional units equal to the dollar amount of dividends paid from time to time during the deferral period on a number of shares of the Company's common stock equal to the number of units then credited to the Participant's Elective Account divided by a unit value equal to the average of the high and the low trading price of one share of the Company's common stock on the day the dividend is paid.

                  (3) In the event of any change in the outstanding shares of the Company's common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then an equitable equivalent adjustment shall be made in the stock units credited to the Elective Accounts under the Plan.

                  (4) When payment of a Participant's Elective Account occurs, the portion thereof which is represented by stock units shall be payable, unless the recipient elects payment in cash, by transferring to the Participant or beneficiary a number of shares of the Company's common stock equal to the number of whole units then distributable from the Participant's Elective Account, with cash in lieu of fractional units.

         (c) Phantom Investment Alternatives. Each Phantom Investment Alternative is a phantom investment opportunity based on a publicly traded mutual fund or quoted benchmark such as the NASDAQ Combined Composite Index or the S&P 500 Index. The Committee will name the investment choices available under the



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         Phantom Investment Alternatives from time to time. The portion of a
         Participant's Elective Account allocated to the Phantom Investment Alternatives will be credited with earnings based on the investment performance as periodically reported by the proxy mutual funds or quoted benchmarks using unit accounting as if the Participant's deferred amounts had been invested in those portfolios. The accounting for additions to Phantom Investment Alternatives or redemptions therefrom shall be similarly based on unit accounting as of the date of the transaction.

6.4 Selection and Reallocation of Hypothetical Investment Choices. Investment choices may be made or changed in accordance with the following rules:

         (a) A Participant shall designate on his Election Form the percentage of each deferred amount which shall be allocated to each available investment choice. In default of a complete designation, the Participant's Elective Account (or the undesignated portion thereof) shall be credited with earnings in accordance with Section 6.2.

          (b) The Participant may request a change in the allocation of previously deferred portions of his Elective Account among the various investment alternatives. Such changes may be made not more frequently than once during any calendar month and, to the extent administratively practical, will become effective as of the first day of the next calendar month following the Participant's request provided the request is filed at least 5 business days before the end of the month. The Participant may also change the allocation which shall apply to any new deferral amounts and matching additions under the same rules.

6.5 Additions to Nonelective Accounts. The Participant's Nonelective Account shall be credited with earnings, commencing on the date the Nonelective Account first has a positive balance, at the interest rate specified in accordance with
Section 6.3(a).

6.6 Charges Against Accounts. There shall be charged against each Participant's deferred compensation account any payments made to the Participant or to his or her beneficiary.




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ARTICLE 7. RIGHTS OF PARTICIPANTS

7.1 Contractual Obligation. The Plan shall create a contractual obligation on the part of the Company to make payments from the Participant Accounts when due. Payment of account balances shall be made out of the general funds of the Company.

7.2 Unsecured Interest. No Participant or party claiming an interest in amounts deferred by or on behalf of a Participant, including any earnings thereon, shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

7.3 Authorization for Trust. The Company may, but shall not be required to, establish one or more trusts, with such trustee as the Committee may approve, for the purpose of providing for the payment of deferred amounts. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. To the extent any amounts deferred under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such deferred amounts shall remain the obligation of, and shall be paid by, the Company.

7.4 Employment. Nothing in the Plan shall interfere with nor limit, in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

ARTICLE 8. WITHHOLDING OF TAXES

The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy any withholding tax requirements or to deduct from all payments made pursuant to the Plan amounts sufficient to satisfy withholding tax requirements.

ARTICLE 9. AMENDMENT AND TERMINATION

The Company hereby reserves the right to amend, modify, or terminate the Plan at any time by action of the Committee. Except as described below in Section 10.5, no such amendment or termination shall in any material manner adversely affect any Participant's rights to amounts previously deferred hereunder, or earnings thereon, without the consent of the Participant.




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ARTICLE 10. MISCELLANEOUS

10.1 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Senior Vice President and Chief Administrative Officer of the Company. Such notice if mailed shall be addressed to the principal executive offices of the Company. Notice mailed to a Participant shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.2 Nontransferability. Participant's rights to deferred amounts, contributions, and earnings credited thereon under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant.

10.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.4 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.

10.5 Status under ERISA. The Plan is intended to be an unfunded plan which is maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Sections 201, 301, and 401 of ERISA, and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, the Committee may terminate the Plan and commence termination payout for all or certain Participants, or remove certain employees as Participants, if it is determined by the United States Department of Labor or a court of competent jurisdiction that the Plan constitutes an employee pension plan within the meaning of Section 3(2) of ERISA which is not so exempt. Payout of Elective Accounts shall be made in the manner selected by each Participant under Section 4.5 herein as applicable, and payout of Nonelective Accounts shall be made as specified by the Committee.

10.6 Applicable Law. The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

10.7 Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.



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